                                                                      EXHIBIT G

                               TRUST AGREEMENT FOR
            BRENCO, INCORPORATED EXECUTIVE RETIREMENT INCENTIVE PLAN


     THIS TRUST AGREEMENT, made and entered into this 31st of May, 1996, by and between BRENCO, INCORPORATED, a Virginia corporation, (hereinafter called the "Employer") and CRESTAR BANK of Richmond, Virginia (hereinafter called the "Trustee").


                                   WITNESSETH:

     THAT WHEREAS, the Employer has established a non-qualified incentive retirement plan known as the Brenco, Incorporated Executive Retirement Incentive Plan (the "Plan").

     WHEREAS, the Employer has incurred or expects to incur liability under the terms of the Plan with respect to the individuals participating in the Plan;

     WHEREAS, the Employer wishes to establish a trust (hereinafter called "Trust") and to contribute to the Trust assets that shall be held therein, subject to the claims of the Employer's creditors in the event the Employer is Insolvent, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan;

     WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (the "Act");

     WHEREAS, it is the intention of the Employer to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan;

     NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:


     1.  ESTABLISHMENT OF TRUST FUND AND FUNDING.

     (a) The Employer hereby deposits with the Trustee in trust the sum of $100, which shall become the principal of the Trust to be held, administered and disposed of by the Trustee as provided in this Trust Agreement.

     (b) The Trust hereby established is revocable by the Employer, provided, however, that it shall become irrevocable upon a Change In Control, as defined herein.

     (c) The Trust is intended to be a grantor trust, of which the Employer is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A (that is, Section 671 et seq.) of the Code, and shall be construed accordingly.

     (d) The principal of the Trust and any earnings thereon shall be held separate and apart from other funds of the Employer and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership or security interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against the Employer. Any assets held by the Trust will be subject to the claims of the Employer's general creditors under federal and state law in the event of the Employer is Insolvent, as defined in Section 3(a) herein.

     (e) During the existence of the Trust, the Employer at least annually based on its fiscal year and in one or more payments as determined by it shall be obligated to make additional deposits of cash or other property in trust with the Trustee to augment the principal to be held, administered and disposed of by the Trustee as provided in this Trust Agreement in an amount equal to the "annual deposit amount". For purposes hereof:

          (1) The "annual deposit amount" for a fiscal year is equal to (A) minus (B) plus (C), as follows:

               (A) the amount accrued by the Employer on its financial statements in accordance with generally accepted accounting principles as its annual expense for its obligations under the Plan (currently the "net periodic pension cost" as defined in Financial Accounting Standards Board Statement of Financial Accounting Standards No. 87 - Employers' Accounting for Pensions),

               (B) the investment earnings, realized and unrealized, of the Trust for the year, and

               (C) the expenses (exclusive of benefit payments to Plan participants and beneficiaries) paid by the Trust during the year.

          (2) The Employer shall make such additional contributions to the Trust as may be required by the Plan.

          (3) The Trustee shall not be required to determine the amount of the Employer's contribution for any year or to enforce the duty of the Employer to make such contributions; but the Trustee shall provide the Employer with such information as it may reasonably require to determine the amount of its contribution.

          (4) The Trustee shall have, but is not required to exercise, and each Plan participant or beneficiary shall have, the right to compel such additional deposits.

     (f) The Employer, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with the Trustee to augment the principal to be held, administered and disposed of by the Trustee as provided in this Trust Agreement. Neither the Trustee nor any Plan participant or beneficiary shall have any right to compel such additional deposits.


     2.  PAYMENTS TO PLAN PARTICIPANTS AND THEIR BENEFICIARIES.

     (a) The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan shall be determined by the Committee pursuant to the applicable Plan provisions and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.

     (b) The Committee shall deliver to the Trustee a schedule (the "Payment Schedule") that indicates the amounts payable in respect of each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to the Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan), and the time of commencement for payment of such amounts. Except as otherwise provided herein, the Trustee shall make payments to the Plan participants and their beneficiaries in accordance with such Payment Schedule.

     (c) In lieu of payment by the Trust, the Employer may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan. The Employer shall notify the

Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to Plan participants or their beneficiaries and shall notify the Trustee of the time and amount of payment when such payment is actually made.

     (d) If the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, the Employer shall make the balance of each such payment as it falls due. The Trustee shall notify the Employer where principal and earnings are not sufficient.

     (e) The Administrative Committee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits from the Trust pursuant to the terms of the Plan and shall pay or cause to be paid amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by the Employer or, if agreed to by the Trustee, the Trustee. When tax withholding is required, unless otherwise agreed to by the Trustee, the Trustee shall make the benefit payment in the net amount payable to the Plan participant or beneficiary (that is, the amount payable after applicable tax withholding) and shall provide a second payment to cover the tax withholding payable as the Administrative Committee directs.


     3. TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO TRUST BENEFICIARY WHEN THE EMPLOYER IS INSOLVENT.

     (a) The Trustee shall cease payment of benefits to Plan participants and their beneficiaries if the Employer is Insolvent. The Employer shall be considered "Insolvent" for purposes of this Trust Agreement if (1) the Employer is unable to pay its debts as they become due, or (2) the Employer is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

     (b)  At all times during the continuance of this Trust, as provided in
Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of the Employer under federal and state law as set forth below, and at any time the Trustee has actual knowledge, or has determined, that the Employer is Insolvent, the Trustee shall deliver any undistributed principal and income in the Trust to satisfy such claims as a court of competent jurisdiction or other competent authority shall direct.

          (1) The Board of Directors and the Chief Executive Officer of the Employer shall have the duty to inform the Trustee in writing that the Employer is Insolvent. If a person claiming to be a creditor of the Employer alleges in writing to the Trustee that the Employer has become Insolvent, the Trustee shall independently determine whether the Employer is Insolvent and, pending such determination, the Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries. The Trustee may in all events rely on such evidence concerning the Employer's solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Employer's solvency. Unless otherwise provided by the Committee and the Chief Executive Officer of the Employer, the Administrative Committee shall monitor and provide notice to the Trustee regarding whether the Employer is Insolvent or not Insolvent.

          (2) Unless the Trustee has actual knowledge that the Employer is Insolvent, or has received notice from the Employer or a person claiming to be a creditor alleging that the Employer is Insolvent, the Trustee shall have no duty to inquire whether the Employer is Insolvent.

          (3) If at any time the Trustee has actual knowledge, or has determined, that the Employer is Insolvent, the Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of the Employer's general creditors.

          (4) The Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after the Trustee has actual knowledge, or has determined, that the Employer is not Insolvent or, as applicable, is no longer Insolvent.

          (5) Nothing in this Trust Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of the Employer with respect to benefits due under the Plan or otherwise.

     (c) Provided that there are sufficient assets, if the Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by the Employer in lieu of the payments provided for hereunder during any such period of discontinuance.


     4.  PAYMENTS TO THE EMPLOYER.

     Except as provided in Section 3 or 12 hereof, after the Trust has become irrevocable, the Employer shall have no right or power to direct the Trustee to return to the Employer or to divert to others any of the Trust assets before all payment of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plan.


     5.  INVESTMENT AUTHORITY.

     (a) The Trustee may invest in securities (including stock or rights to acquire stock) or obligations issued by the Employer. All rights associated with assets of the Trust shall be exercised by the Trustee, any Investment Manager designated by the Employer pursuant to Section 8(h) hereof or the Administrative Committee pursuant to Section 8(i) hereof, and shall in no event be exercisable by or rest with Plan participants or their beneficiaries, except that voting rights with respect to Trust assets may be exercised by the Employer in its discretion during periods before the Trust becomes irrevocable.

     (b) During periods before the Trust becomes irrevocable, the Employer shall have the right at anytime, and from time to time in its sole discretion, to substitute assets of equal fair market value and of equal or greater liquidity for any asset held by the Trust. This right is exercisable by the Employer in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity.


     6.  DISPOSITION OF INCOME.

     During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.


     7.  ACCOUNTING BY THE TRUSTEE.

     (a) The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Employer or the Administrative Committee and the Trustee.

     (b) All such accounts, books and records shall be open to inspection and audit at all reasonable times by the Employer and the Administrative Committee.


     (c) Within sixty (60) days following the close of each fiscal year of the Employer and within sixty (60) days after the removal or resignation of the Trustee, the Trustee shall deliver to the Employer and the Administrative Committee a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

     (d) The Employer and the Administrative Committee shall be deemed to have accepted the Trustee's account as fully accurate and as meeting the provisions of this Trust Agreement if neither the Employer nor the Administrative Committee has made any written objection to the account within ninety (90) days of their receipt of the account.


     8.  RESPONSIBILITY OF THE TRUSTEE.

     (a) The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Employer which is contemplated by, and in conformity with, the terms of the Plan or this Trust and is given in writing by the Employer, the Committee or the Administrative Committee. In the event of a dispute between the Employer, the Committee or the Administrative Committee and any person claiming an interest in or right under the Trust, the Trustee may apply to a court of competent jurisdiction to resolve the dispute.

     (b) If the Trustee undertakes or defends any litigation arising in connection with this Trust, the Employer agrees to indemnify the Trustee against the Trustee's costs, expenses and liabilities (including, without limitation, attorneys' fees and expenses) relating thereto and to be primarily liable for such payments. If the Employer does not pay such costs, expenses and liabilities in a reasonably timely manner, the Trustee may obtain payment from the Trust.

     (c) The Trustee may consult with legal counsel (who may also be counsel for the Trustee or the Employer generally) with respect to any of its duties or obligations hereunder.

     (d) The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

     (e) The Trustee shall have, without exclusion, all powers conferred on the Trustee by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, the Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee or other than to a Plan participant as provided in the Plan, or to loan to any person the proceeds of any borrowing against such policy.

     (f) Notwithstanding the provisions of Section 8(e) above, the Trustee may loan to the Employer the proceeds of any borrowing against an insurance policy held as an asset of the Trust.

     (g) Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code.

     (h) Notwithstanding any other provision hereof (other than Section 8(g) hereof):

          (1) The Administrative Committee may appoint one or more Investment Managers to manage all or any portion of the assets of the Trust. The appointment of any such Investment Manager shall be by written agreement, which shall specify the scope of the powers and duties of such Investment Manager, shall contain reasonable provisions for the termination of such appointment, may require or allow any Investment Manager to perform asset custodial services for all or part of the Trust, and shall be executed by the parties thereto and acknowledged by the Trustee.

          (2) In the event an Investment Manager is appointed for all or part of the assets of the Trust, the Trustee shall follow the directions of the Investment Manager in managing and controlling the assets of the Trust subject to the direction and control of the Investment Manager. The Investment Manager shall be governed by the powers and restrictions imposed on the Trustee in its management and control of the Fund.

          (3) In the event an Investment Manager is appointed for all or part of the assets of the Trust, the Trustee shall not be liable or responsible for the control or management of the assets of the Trust subject to the direction and control of the Investment Manager, except to the extent the Trustee may fail or refuse to carry out the lawful directions or instructions of the Investment Manager.

          (4) For purposes hereof, the term "Investment Manager" means a person who is registered as an investment advisor under the Investment Advisors Act of 1940, a bank as defined in the Investment Advisors Act of 1940, or an insurance company qualified to perform investment advisory services under the laws of more than one State.

     (i) Notwithstanding any other provision hereof (other than Section 8(g) hereof):

          (1) The Administrative Committee may direct the Trustee with respect to the management of the assets of the Trust.

          (2) In the event the Administrative Committee directs the Trustee with respect to the management of the assets of the Trust, the Trustee shall follow the directions of the Administrative Committee in managing and controlling the assets of the Trust. The Administrative Committee shall be governed by the powers and restrictions imposed on the Trustee in its management and control of the Fund.

          (3) In the event the Administrative Committee directs the Trustee with respect to the management of the assets of the Trust, the Trustee shall not be liable or responsible for the control or management of the assets of the Trust subject to the direction and control of the Administrative Committee, except to the extent the Trustee may fail or refuse to carry out the lawful directions or instructions of the Administrative Committee.

     9.  TRUSTEE COMPENSATION AND EXPENSES OF THE PLAN AND TRUST.

     (a) The Trustee shall be entitled to such reasonable compensation for its services as shall be agreed upon by the Employer and the Trustee. The Trustee shall also be entitled to receive its reasonable expenses incurred with respect to the administration of the Trust, including fees incurred by the Trustee pursuant to Sections 8(c) and (d) of this Trust Agreement.

     (b) Any taxes on the income of the Trust shall be considered an expense of the Trust and may be paid by the Employer or by the trust as provided herein.

     (c) The Employer, in its discretion, may pay any or all administrative expenses of the Plan and/or the Trust, including but not limited to the Trustee's compensation and expenses. If not so paid, such compensation and expenses shall be paid from the Trust.


     10.  RESIGNATION AND REMOVAL OF THE TRUSTEE.

     (a) The Trustee may resign at any time by written notice to the Employer, which shall be effective sixty (60) days after receipt of such notice unless the Employer and the Trustee agree otherwise.

     (b) The Trustee may be removed by the Employer on sixty (60) days notice or upon shorter notice accepted by the Trustee.

     (c) Upon resignation or removal of the Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed as soon as practicable after receipt of notice of resignation, removal or transfer, unless the Employer extends the time limit.

     (d) If the Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraph(s) (a) or (b) of this section. If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.


     11.  APPOINTMENT OF SUCCESSOR TRUSTEE.

     (a) Subject to the requirements of Section 11(b), if the Trustee resigns or is removed in accordance with Section 10(a) or (b) hereof or dies or otherwise ceases to exist, the Employer shall appoint any independent third party as a successor to replace the Trustee upon resignation, removal or death. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the Employer or the successor Trustee to evidence the transfer. For purposes hereof:

          (1) A person (whether an individual or entity) is "independent" only if the person is not the Employer, an officer, director or employee of the Employer or any Affiliated Employer, a Plan participant or beneficiary, a member of the "family" (within the meaning of Section 4975(e)(6) of the Code) of any of the preceding persons, any person who would be a "related or subordinate party" (within the meaning of Section 672(c) of the Code) to the Employer.

          (2) An "Affiliated Employer" is any person which would be a member of the "controlled group of corporations" (within the meaning of Section 414(b) of the Code) which includes the Employer or is under "common control" (within the meaning of Section 414(c) of the Code) with the Employer, in each case determined on the basis of the words "80 percent" in
     Section 1563(a)(1) of the Code being replaced by "50 percent".

     (b) If a Change In Control occurs, as defined herein, the Trustee may not be removed by the Employer unless an independent bank or trust company is appointed as the successor Trustee. If the Trustee resigns after a Change In Control occurs, the Employer shall appoint an independent bank or trust company to serve as the successor Trustee.

     (c) The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof. The successor Trustee shall not be responsible for and the Employer shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.


     12.  AMENDMENT OR TERMINATION.

     (a) This Trust Agreement may be amended by a written instrument executed by the Trustee and the Employer. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or shall make the Trust revocable after it has become irrevocable in accordance with Section 1(b) hereof unless the Employer has obtained the written consent of all Plan participants and beneficiaries entitled to Plan benefits (whether then or thereafter payable) at the time in question.

     (b) Except as expressly provided herein, the Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan unless sooner revoked in accordance with Section 1(b) hereof. Upon termination of the Trust any assets remaining in the Trust shall be returned to the Employer.

     (c) Upon written consent of Plan participants and beneficiaries entitled to Plan benefits (whether then or thereafter payable) at the time in question, the Employer may terminate this Trust prior to the time all benefit payments under the Plan have been made. All assets in the Trust at termination shall be returned to the Employer.

     (d) Notwithstanding the foregoing, the Trustee may declare the Trust to be terminated and take all appropriate action in connection therewith at any time the Trust has no assets.


     13.  MISCELLANEOUS.

     (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

     (b) Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

     (c) This Trust Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

     (d) The Administrative Committee shall operate as follows and have the following responsibilities and duties:

          (1) The Administrative Committee shall appoint from its members a Chairman and a Secretary. The Secretary shall keep records as may be necessary of the acts and resolutions of such committee and be prepared to furnish reports thereof to the Employer and the Trustee. Except as otherwise provided, all instruments executed on behalf of such committee may be executed by its Chairman or Secretary, and the Trustee may assume that such committee, its Chairman or Secretary are the persons who were last designated as such to them in writing by the Plan Sponsor or its Chairman or Secretary.

          (2) The Administrative Committee's action in all matters, questions and decisions shall be determined by a majority vote of its members qualified to act thereon. They may meet informally or take any action without the necessity of meeting as a group.

          (3) The Administrative Committee shall be responsible for such matters regarding administration and management of the Trust and the Plan as are expressly assigned to it.

     (e) The Committee is empowered to settle claims against the Trust and to make such equitable adjustments in a Plan participant's or Beneficiary's rights or entitlements under the Plan as it deems appropriate in the event an error or omission is discovered or claimed in the operation or administration of the Plan.

     (f) The Committee may construe this Trust Agreement, correct defects, supply omissions or reconcile inconsistencies to the extent necessary to effectuate the Plan and the Trust and such action shall be conclusive.

     (g) The Committee is empowered to delegate any or all of its duties to the Administrative Committee.


     14.  DEFINITIONS.

     The following words and terms as used in this Trust Agreement shall have the meaning set forth below, unless a different meaning is clearly required by the context:

     (a) "Administrative Committee" means an administrative committee consisting of at least two individuals appointed, and subject to removal or replacement at any time, by the Committee to administer certain aspects of the Plan and/or the Trust generally or on behalf of the Committee. The Committee itself may serve as the Administrative Committee, and the Committee shall serve as the Administrative Committee whenever two appointed individuals are not serving as the Administrative Committee.

     (b) "Effective Date" means the date as of which this Trust Agreement becomes effective, which shall be the date first stated above.

     (c) "Employer" means Brenco, Incorporated, a Virginia corporation (or its successor).

     (d)  "Change In Control" has the meaning assigned to it in the Plan.

     (e) "Code" means the Internal Revenue Code of 1986, as the same may be amended from time to time, or the corresponding section of any subsequent Internal Revenue Code, and, to the extent not inconsistent therewith, regulations issued thereunder.

     (f)  "Committee" means the "Committee" defined in the Plan.

     (g)  "Insolvent" has the meaning assigned to it in Section 3(a) hereof.

     (h) "Investment Manager" has the meaning assigned to it in Section 8(h) hereof.

     (i) "Plan" means the non-qualified incentive retirement plan known as the Brenco, Incorporated Executive Retirement Incentive Plan, as amended and restated effective March 22, 1996 and as the same may be amended from time to time.

     (j) "Trust" means the trust fund established for the Plan pursuant to this Trust Agreement, which shall be known as the "Brenco, Incorporated Executive Retirement Incentive Trust".

     (k) "Trustee" means the person(s) serving from time to time as trustee of this Trust, which as of the Effective Date is Crestar Bank of Richmond, Virginia.

     IN WITNESS WHEREOF, the Employer, pursuant to the resolution duly adopted by its Board of Directors, has caused its name to be signed to this Trust Agreement by its duly authorized officer with its corporate seal hereunto affixed and attested by its Secretary or Assistant Secretary, and the Trustee has caused his name to be signed and his seal hereunto affixed as of the day and year above written.


                                        BRENCO, INCORPORATED, Employer


                                        By:                             (SEAL)
                                           -----------------------------
                                           Its
                                               -------------------------

Attest:


- ---------------------------------
  Its
      ---------------------------

                                        CRESTAR BANK, Trustee


                                           -----------------------------
                                           Its
                                               -------------------------

Attest:


- ---------------------------------
  Its
      ---------------------------